Exhibit 99.1

TII CHOSEN BY LARGE INDEPENDENT TELEPHONE SERVICE PROVIDER TO

SUPPLY NETWORK INTERFACE DEVICE AND BROADBAND PRODUCTS

Edgewood, NY, July 27, 2009 – Tii Network Technologies Inc. (“Tii”) (Nasdaq: TIII), a leading telecommunications equipment company, announced today that it has been selected to provide Network Interface Devices (“NIDs”), Digital Subscriber Loop (“DSL”) broadband products and other NID components to one of the largest independent telephone service providers in the United States.

Starting in the third quarter, Tii will begin to supply this communications service provider with products that will upgrade its network from traditional screw terminal technology to gel-sealed, insulation displacement contact (“IDC”) technology. These products provide for increased field reliability, reduced installation time and remote diagnostic testing. Additionally, Tii’s advanced xDSL products will support the customer’s current and future high-speed broadband network communication plans.

This is the second independent telephone service provider switching to Tii this year and, combined, these two new customers are expected to produce annual sales exceeding $2.5 million.

Tii President and CEO, Kenneth A. Paladino, stated, “This latest win demonstrates that our strategy of aggressively pursuing market share in our core business is succeeding and, more importantly, we continue to win more business in the growing broadband market with our expanding line of DSL products”.

“This new business and a recent improvement in the overall market for our products make us cautiously optimistic that the worst of the economic contraction is behind us as we expect to report a profitable second quarter”.

About TII Network Technologies, Inc.

Tii Network Technologies, Inc. (Nasdaq: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the Communications Industry for use in their networks. Tii’s products are typically found outdoors in the service provider’s distribution network, at the interface where the service provider’s network connects to the user’s network, and inside the user’s home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause Tii’s actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors. Important factors that could cause Tii’s actual results to differ materially from the forward-looking statements contained herein can be found in Tii’s most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 as filed with the Securities and Exchange Commission.

CONTACT:

TII Network Technologies, Inc.

(631) 789-5000